Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Purple Innovation, Inc.

Lehi, Utah

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-223030, 333-230522, 333-230521, 333-234186, 333-237045, 333-248507, 333-256253) and Form S-8 (Nos. 333-224220 and 333-231822) of Purple Innovation, Inc. of our reports dated March 1, 2022, relating to the consolidated financial statements, and the effectiveness of Purple Innovation, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021.

/s/ BDO USA, LLP

Salt Lake City, Utah

March 1, 2022